UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439
(Address of principal executive offices and zip code)

(952) 947-7777
(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation
Current Report on Form 8-K

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On June 11, 2013, Regis Corporation (the “Company”) entered into a Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) with various financial institutions party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender, and Issuer, Bank of America, N.A., as Syndication Agent and Issuer, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association, and Wells Fargo Bank, N.A., as Documentation Agents.

The Credit Agreement provides for a $400.0 million unsecured five-year revolving credit facility that expires in June 2018 and includes, among other things, a maximum leverage ratio covenant, a minimum fixed charge coverage ratio covenant, and certain restrictions on liens, liquidity and other indebtedness.  The Company may request an increase in revolving credit commitments under the facility of up to $200.0 million under certain circumstances.  Events of default under the Credit Agreement include a change of control of the Company.

The Credit Agreement amends and restates in its entirety, the Company’s existing Fifth Amended and Restated Credit Agreement dated as of June 30, 2011 among the Company, various financial institutions, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender, and Issuer, Bank of America, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association, and Wells Fargo Bank, N. A. as Documentation Agents.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as an exhibit to this filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NUMBER

10.1	Sixth Amended and Restated Credit Agreement dated as of June 11, 2013 among Regis Corporation and various lenders.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: June 14, 2013	By:	/s/ Eric Bakken
Name: Eric Bakken,Title: Secretary

EXHIBIT INDEX

EXHIBIT NUMBER

10.1	Sixth Amended and Restated Credit Agreement dated as of June 11, 2013 among Regis Corporation and various lenders.